EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 28, 2004, relating to the consolidated financial statements of Lionbridge Technologies, Inc., which appears in Lionbridge Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/    PricewaterhouseCoopers LLP

Boston, Massachusetts

May 26, 2004